EXHIBIT 10.38
CONSULTING AGREEMENT

This CONSULTING AGREEMENT (the “Agreement”) is entered into as of June 30, 2008 by and between TRUE NORTH ENERGY CORPORATION, a Nevada corporation, with its principal offices at 2 Allen Center, 1200 Smith Street, Houston, TX 77002 (the “Company”) and PRIME NATURAL RESOURCES, INC. with an address at 2500 CityWest Blvd, Suite 1750, Houston, TX 77042 (“Prime”).

WHEREAS, the Company wishes to engage Prime to provide accounting and related services to the Company and the Prime wishes to accept such engagement, all upon the terms and subject to the conditions contained in this Agreement;

NOW, THEREFORE, the parties hereto, in consideration of the mutual consideration and promises contained herein and intending to be bound, hereby agree as follows:

1. Retention of Prime. The Company hereby retains Prime, and Prime agrees to be retained by the Company, upon the terms in, and subject to the conditions of, this Agreement.

2. Term. Subject to Section 7 hereof, the term of this Agreement shall commence on July 1, 2008 (the “Effective Date”) and shall continue in effect for one year thereafter through and including June 30, 2008.

3. Duties of Prime. During the term of this Agreement, Prime shall provide such bookkeeping, accounting and financial reporting services and work with the Company’s chief executive officer as may be directed by the Company from time to time. Prime makes NO WARRANTY, express or implied, as to merchantability, fitness for purpose sold, description, quality or productiveness concerning the services provided hereunder.

4. Compensation.

(a) Consulting Fee: As compensation to Prime for the services to be rendered under this Agreement, the Company shall pay to Prime a consulting fee consisting of a monthly $5,000 cash payment (the “Cash Consulting Fee”) and grant to Prime an issuance of $60,000 in common stock of the Company (the “Stock Consulting Fee”) for each calendar year quarterly period (i.e., the three months ending on September 30, 2008, December 31, 2008, March 31, 2009 and June 30, 2009 and each being a “Quarter”).

(b) Payment of Cash Consulting Fee: The Company will pay the Cash Consulting Fee to Prime monthly in advance no later than the 20th day of the month prior to the month in which services will be performed.

(c) Payment of Stock Consulting Fee: In connection with the Stock Consulting Fee, the Company will issue to Prime an amount of stock equal to the Stock Consulting Fee no later than ten (10) business days of the completion of each Quarter. The number of shares to be issued for each such Quarter will be determined by taking the sum of the shares for each month in such Quarter as the shares for each such month are determined by apportioning a number of shares equal to the amount of $20,000 as based upon the average closing price of the Company’s common stock on the OTC Bulletin Board for the last five business days of each month in each such calendar year quarterly period then ended. In connection with the payment of the Cash Consulting Fee, Prime shall be granted “piggyback” rights pursuant to which Prime may request that the Company include the stock provided as the Stock Consulting Fee in any registration statement filed with the Securities and Exchange Commission to register other common stock of the Company (other than a registration on Form S-4 or S-8, or any successor or other forms promulgated for similar purposes).

(d) Adjustments: In the event of early termination of this Agreement by either party, Prime’s cash payment for the month in which the Agreement will terminate will be subject to a pro rata adjustment to reflect the number of days in such month that Prime will be providing consulting services. In the event of early termination by the Company “With Cause” or by the Prime other than for “Good Reason,” as such terms are defined in Section 7 hereof, Prime’s stock payment will be subject to a pro rata, downward adjustment to reflect the number of days during which this Agreement was in effect.

(e) Expenses: The Company shall reimburse Prime for all reasonable out-of-pocket business expenses incurred by Prime in the performance of this Agreement. Any single expense amount in excess of $1,000 will require advance written approval from the Company.

5. Status as Independent Contractor. The parties intend and acknowledge that Prime is acting as an independent contractor. The Company shall not be responsible for any withholding in respect of taxes or any other deductions in respect of the fees to be paid to Prime and all such amounts shall be paid without any deduction or withholding. Nothing in this Agreement shall be construed to create any partnership, joint venture or similar arrangement between the Company and Prime or to render either party responsible for any debts or liabilities of the

6. Indemnity and Limitation of Liability. Except as otherwise arising from or attributable to the gross negligence of Prime, the Company shall indemnify, protect, defend and hold Prime and its employees, officers, directors and shareholders harmless from and against any and all liabilities, claims and causes of action, including without limitation, all legal fees and expenses incurred by Prime and its employees, officers, directors and shareholders in the prosecution, defense, settlement or investigation thereof, that shall arise or result from the services performed by Prime hereunder or that may otherwise relate to this Agreement. Neither party hereto shall be liable to the other for any consequential, special, punitive or indirect damages arising out of this Agreement. The maximum liability hereunder of Prime shall be limited to the actual amounts of the Cash Consulting Fee and Stock Consulting Fee that it receives from the Company.

7. Confidentiality. Prime acknowledges that in connection with the services to be rendered under this Agreement, Prime may be provided with confidential business information of the Company. The information will include, but not be limited to, competitive information pertaining to the Company’s employees, business partners, land and lease holdings, financial results and drilling and exploration activities. Prime agrees to keep any information or materials (the “Confidential Information”) in the strictest confidence and not to disclose or disseminate any such Confidential Information to any person, firm or other business entity except to those employees, Prime’s or other independent contractors of the Company as shall be necessary or advisable for the carrying out of the purposes of this Agreement.

All materials relating to the business and affairs of the Company, including, without limitation, all manuals, documents, reports, equipment, working materials, lists of shareholders, customers and clients, and information collected or prepared by the Company or Prime in the course of Prime's engagement, are the property of the Company. Upon the termination of this Agreement for any reason, Prime shall cease the use of such materials, return them to the Company (including all copies and reproductions that may have been made or received), and delete related information from all retrieval systems and databases used by Prime

Information will not be deemed to be Confidential Information restricted by this Section 6 if Prime can show that: (i) the information was in Prime’s possession or within Prime‘s knowledge before the Company disclosed it to Prime; (ii) the information was or became generally known to those who could take economic advantage of it; (iii) Prime obtained the information from a party having the right to disclose it to Prime without violation of any obligation to the Company, or (iv) Prime is required to disclose the information pursuant to legal process (e.g., a subpoena), provided that Prime notifies the Company immediately upon receiving or becoming aware of the legal process in question. No combination of information will be deemed to be within any of the four exceptions in the previous sentence, however, whether or not the component parts of the combination are within one or more exceptions, unless the combination itself and its economic value and principles of operation are themselves within such an exception or exceptions.

8. Termination. Either party may terminate this Agreement for any reason upon 30 days prior written notice, including but not limited to termination by the Company “With Cause” or termination by the Prime for “Good Reason”.

“With Cause” shall be (i) Prime’s willful, material and irreparable breach of this Agreement, (ii) Prime’s willful dishonesty, fraud or material misconduct with respect to the business or affairs of the Company; (iii) Prime’s conviction for a felony; (iv) Prime’s gross negligence in the performance of his duties hereunder, or (v) Prime’s intentional nonperformance of his duties hereunder.

“Good Reason” shall exist if the Company does not pay any material amount of compensation due Prime hereunder within seven (7) days of the due date thereof provided that Prime shall have provided the Company with written notice of such default and given the Company 3 business days to cure such default.

9. Amendments, Modifications, Waivers, Etc. No amendment or modification to this Agreement, nor any waiver of any term or provision hereof, shall be effective unless it shall be in a writing signed by the party against whom such amendment, modification or waiver shall be sought to be enforced. No waiver of any term or provision shall be construed as a waiver of any other term or condition of this Agreement, nor shall it be effective as to any other instance unless specifically stated in a writing conforming with the provisions of this Section 8.

10. Successors and Assigns. This Agreement shall be enforceable against any successors in interest, if any, to the Company and the Prime. Except as specifically provided herein, neither the Company nor the Prime shall assign any of their respective rights or obligations hereunder without the written consent of the other in each instance.

11. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

12. Notices. Any notices required or permitted to be given under this Agreement shall be effective upon receipt at the respective addresses in the recitals to this Agreement unless the address for notice to either party shall have been changed by a notice given in accordance with this Section 11.

13. Governing Law; Dispute Resolution. This Agreement shall be governed by, and construed in accordance with, the substantive laws of the State of Texas, without regard for principals of conflicts of laws. Any claims, demands, differences, causes of action, disputes, or controversies arising out of or in connection with this Agreement shall, as far as possible, be settled amicably. Failing an amicable settlement within thirty (30) days of the written notification by one Party to the other of such difference or dispute, such difference or dispute shall be referred to arbitration. The arbitration shall be governed by, be conducted under, and finally settled in conformance with the Rules of American Arbitration Association in effect on the date of this Agreement. The arbitral panel shall be composed of three arbitrators. Each Party shall appoint one arbitrator within thirty (30) days of the filing of the arbitration, and the two arbitrators so appointed shall then select the presiding arbitrator within thirty (30) days after the latter of the two arbitrators have been appointed. If a Party fails to appoint its Party-appointed arbitrator or if the two Party-appointed arbitrators cannot reach an agreement on the presiding arbitrator within the specified time period, then the President of the American Arbitration Association shall nominate the remainder of the three arbitrators not yet appointed. The arbitration shall take place in Houston, Texas and the proceedings shall be in the English language.

IN WITNESS WHEREOF, the parties hereto have set their respective hands this 30th day of June 2008.

TRUE NORTH ENERGY CORPORATION		PRIME NATURAL
RESOURCES, INC.

By:	/s/ John Folnovic		/s/ John R. Hager
	Name: John Folnovic	Name:	John R. Hager
	Title: President	Title:	Chief Financial Officer